Exhibit 3.1

FOURTH RESTATED

CERTIFICATE OF INCORPORATION

OF

TEGNA INC.

(Incorporated February 23, 1972)

Revised to reflect amendments through May 12, 2021

The Third Restated Certificate of Incorporation of TEGNA Inc. (formerly known as Gannett Co., Inc.), as heretofore amended, is hereby restated and integrated, pursuant to adoption by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as follows:

FIRST: The name of the Corporation is: TEGNA INC.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is Eight Hundred Two Million (802,000,000) shares of which Eight Hundred Million (800,000,000) shares shall be Common Stock of the par value of One Dollar ($1.00) per share and Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

A. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limiting the generality of the foregoing, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

B. Common Stock. Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors, (i) dividends may be paid on the Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and (ii) each share of the Common Stock of the Corporation will be entitled to one vote on all matters on which such stock is entitled to vote.

FIFTH:

Section 1. Election of Directors. Election of directors need not be by written ballot unless and to the extent the By-laws of the Corporation so provide.

Section 2. Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws. Without limiting the term of any director previously elected, any director elected to the Board of Directors after the 2007 annual meeting of stockholders shall hold office until the first annual meeting of stockholders following his or her election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal.

Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at an annual stockholder meeting shall be given in the manner provided in the By-laws.

Section 4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders following such director’s election and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 5. Amendment or Repeal of this Article FIFTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article FIFTH.

SIXTH: The Board of Directors shall have power to make, alter, amend and repeal the By-laws (except so far as the By-laws adopted by the stockholders shall otherwise provide). Any By-laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board of Directors.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or as hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors and officers by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are subject to the right reserved in this Article NINTH.

TENTH:

Section 1. Restrictions on Stock Ownership or Transfer. As contemplated by this Article TENTH, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership, either by itself or in combination with the ownership or proposed ownership of shares of capital stock of the Corporation by another person, or the exercise of any rights with respect to such shares of capital stock, (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation or any of its subsidiaries under the Federal Communications Laws, or (c) subjects or could subject the Corporation to any regulation, condition or restriction under the Federal Communications Laws to which the

Corporation would not be subject but for such ownership or proposed ownership or exercise of rights (clauses (a), (b), and (c), collectively, “FCC Regulatory Limitations”). For purposes of this Article TENTH, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended, and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system, or other medium of mass communications or (y) any provider of programming content to any such medium.

Section 2. Requests for Information. If the Corporation believes that the ownership or proposed ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may result in any FCC Regulatory Limitation and/or is or may be subject to any reporting requirement regarding such person under the Federal Communications Laws, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, ownership structure, other ownership interests and affiliations) as the Corporation shall request to determine whether such ownership, proposed ownership, or exercise of rights could result in any FCC Regulatory Limitation and/or to ensure compliance with any such reporting requirement.

Section 3. Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section 2 of this Article TENTH does not provide all the information requested by the Corporation within fifteen (15) days after such request, or (b) the Corporation shall conclude that a shareholder’s ownership or proposed ownership of, or that a shareholder’s exercise of any rights with respect to, shares of capital stock of the Corporation results or could result in any FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) suspend those rights of stock ownership (including, without limitation, voting rights) the exercise of which causes or could cause such FCC Regulatory Limitation, (ii) refuse to permit the transfer of shares of capital stock of the Corporation to such person or allow such transfer but only on such terms and conditions as may be determined by the Corporation, (iii) redeem any or all shares of capital stock of the Corporation held by such person in accordance with the terms and conditions set forth in Section 4 of this Article TENTH, and/or (iv) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation; provided, however, that to the extent reasonably feasible without adversely affecting the ability of the Corporation to obtain any requested information or prevent or cure any situation which causes or could cause any FCC Regulatory Limitation, the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (i)-(iv) of this sentence to be imposed in a substantially similar manner when imposed on similarly situated persons at substantially the same time, and (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject persons (and shall not exercise the redemption remedy set forth in clause (iii) to prevent or cure any situation which causes or could cause any FCC Regulatory Limitation unless the remedies set forth in clauses (i) and (ii) would be insufficient to so prevent or cure such situation). Any such suspension of rights or refusal to transfer pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and/or the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation, in which case the Corporation shall promptly so notify such transferee(s) or shareholder(s).

Section 4. Terms and Conditions of Redemption. The terms and conditions of redemption pursuant to clause (iii) of the first sentence of Section 3 of this Article TENTH shall be as follows:

(a) the redemption price of any shares of the Corporation to be redeemed pursuant to clause (iii) of the first sentence of Section 3 of this Article TENTH shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b) the redemption price of such shares will be paid in cash;

(c) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Corporation, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Corporation;

(d) at least fifteen (15) days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the holders of the shares that have been selected to be redeemed (except for any such holder that has waived such notice in writing); provided that, notwithstanding the foregoing, the Redemption Date may be the date on which written notice is given to the holders of the shares that have been selected to be redeemed if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such holders and is then subject to prompt payment to them upon surrender to the Corporation of the share certificates or, in the case of uncertificated shares, other evidence of ownership, in each case in compliance with the policies and procedures of the Corporation’s transfer agent and of the Depositary Trust Company, if applicable;

(e) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f) such other terms and conditions as the Corporation shall determine that are necessary or advisable in connection with such redemption.

Section 5. Certain Definitions. For purposes of this Article TENTH:

(a) “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the principal national securities exchange on which such capital stock is then listed during the twenty (20) most recent trading days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4(d) of this Article TENTH; provided, however, that if such shares are not listed for trading on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the twenty (20) most recent trading days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section 4(d) of this Article TENTH, or if such shares are not listed for trading on any national securities exchange and trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Corporation and its financial advisor.

(b) “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures, governmental entities, trusts, and other legal entities or organizations.

(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to Section 4(d) of this Article TENTH.

(d) “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer any Federal Communications Law.

Section 6. Legends. The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article TENTH.

Section 7. Interpretation. The grant of specific powers to the Corporation and/or the Board of Directors under this Article TENTH shall not be deemed to preclude or restrict the Corporation and/or the Board of Directors from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation. In the case of an ambiguity in the application of any of the provisions of this Article TENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its understanding or knowledge of the circumstances. The Corporation and/or Board of Directors shall have the power to determine whether to take any action or actions, which action or actions to take and the methods of implementing any action or actions to be taken, so long as any action taken is not contrary to the provisions of this Article TENTH. All actions, calculations, interpretations and determinations which are done or made by the Corporation and/or the Board of Directors pursuant to this Article TENTH shall be made in the Corporation’s and/or the Board of Directors’ sole discretion and shall be conclusive and binding on the Corporation and all other persons for all purposes of this Article TENTH. Nothing in this Article TENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 8. Severability. If any provision of this Article TENTH or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article TENTH or the application of such provision to any other person.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Fourth Restated Certificate of Incorporation to be duly executed and acknowledged by its duly authorized officer this 12th day of May 2021.

TEGNA INC.

By:	/s/ Akin S. Harrison
Name:	Akin S. Harrison
Title:	SVP, General Counsel & Secretary